                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement               [ ]  Confidential, for Use of the Commission
                                                    Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                               RAILAMERICA, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------

     (5)  Total fee paid:

        ------------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials:

    ----------------------------------------------------------------------------

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

        ------------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------

     (3)  Filing Party:

        ------------------------------------------------------------------------

     (4)  Date Filed:

        ------------------------------------------------------------------------

                               RAILAMERICA, INC.
                       5300 BROKEN SOUND BOULEVARD, N.W.
                           BOCA RATON, FLORIDA 33487

--------------------------------------------------------------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD JUNE 20, 2002

--------------------------------------------------------------------------------

To our Stockholders:

     Our 2002 annual meeting of stockholders will be held at the Boca Raton Marriott, 5150 Town Center Circle, Boca Raton, Florida 33486, on Thursday, June 20, 2002, beginning at 10:00 a.m., local time. At the meeting, stockholders will act on the following matters:

     1. Election of three Class I directors, each for a term of three years; and

     2. Any other matters that properly come before the meeting.

     Stockholders of record at the close of business on April 29, 2002 are entitled to vote at the meeting or any postponement or adjournment.

                                            By order of the Board of Directors

                                            /s/ Gary O. Marino
                                            GARY O. MARINO
                                            Chairman of the Board, Chief
                                            Executive Officer and President

Boca Raton, Florida
April 30, 2002

     WHETHER OR NOT YOU EXPECT TO BE PRESENT AT THE ANNUAL MEETING, PLEASE COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED RETURN ENVELOPE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES. STOCKHOLDERS WHO EXECUTE A PROXY CARD MAY NEVERTHELESS ATTEND THE MEETING, REVOKE THEIR PROXY AND VOTE THEIR SHARES IN PERSON.

                      2002 ANNUAL MEETING OF STOCKHOLDERS
                                       OF
                               RAILAMERICA, INC.

                 ---------------------------------------------

                                PROXY STATEMENT

                 ---------------------------------------------

     This proxy statement contains information relating to our annual meeting of stockholders to be held on Thursday, June 20, 2002, beginning at 10:00 a.m., at the Boca Raton Marriott, 5150 Town Center Circle, Boca Raton, Florida 33486, and to any adjournment or postponements.

                               ABOUT THE MEETING

WHAT IS THE PURPOSE OF THE ANNUAL MEETING?

     At the annual meeting, stockholders will act upon the matters outlined in the accompanying notice of meeting, including the election of three Class I directors. In addition, our management will report on our performance during 2001 and respond to questions from stockholders.

WHO IS ENTITLED TO VOTE?

     Only stockholders of record at the close of business on the record date, April 29, 2002, are entitled to receive notice of the annual meeting and to vote the shares of our common stock that they held on that date at the meeting, or any postponement or adjournment of the meeting. Each outstanding share entitles its holder to cast one vote on each matter to be voted upon.

WHO CAN ATTEND THE MEETING?

     All stockholders as of the record date, or their duly appointed proxies, may attend. Please note that if you hold shares in "street name," that is, through a broker or other nominee, you will need to bring a copy of a brokerage statement reflecting your stock ownership as of the record date.

WHAT CONSTITUTES A QUORUM?

     The presence at the meeting, in person or by proxy, of the holders of a majority of the shares of our common stock outstanding on the record date will constitute a quorum, permitting the meeting to conduct its business. As of the record date, 32,156,394 shares of our common stock were outstanding and entitled to vote and held by approximately 600 stockholders of record. Proxies received but marked as abstentions and broker non-votes will be included in the calculation of the number of shares considered to be present at the meeting for purposes of determining a quorum but will not be counted as votes cast "for" or "against" any given matter.

     If less than a majority of outstanding shares entitled to vote are represented at the meeting, a majority of the shares present at the meeting may adjourn the meeting to another date, time or place, and notice need not be given of the new date, time or place if the new date, time or place is announced at the meeting before an adjournment is taken.

HOW DO I VOTE?

     If you complete and properly sign the accompanying proxy card and return it to us, it will be voted as you direct. If you are a registered stockholder and you attend the meeting, you may deliver your completed proxy card in person. "Street name" stockholders who wish to vote at the meeting will need to obtain a proxy from the institution that holds their shares.

     Prior to the annual meeting, we will select one or more Inspectors of Election. These Inspectors will determine the number of shares of common stock represented at the meeting, the existence of a quorum, the validity of proxies and will count the ballots and votes and will determine and report the results to us.

CAN I CHANGE MY VOTE AFTER I RETURN MY PROXY CARD?

     Yes. Even after you have submitted your proxy, you may change your vote at any time before the proxy is exercised by filing with our Secretary either a notice of revocation or a duly executed proxy bearing a later date. The powers of the proxy holders will be suspended if you attend the meeting in person and so request, although attendance at the meeting will not by itself revoke a previously granted proxy.

WHAT ARE THE BOARD'S RECOMMENDATIONS?

     The enclosed proxy is solicited on behalf of the Board of Directors. Unless you give other instructions on your proxy card, the persons named as proxy holders on the proxy card will vote in accordance with the recommendations of our Board of Directors. The recommendation of the Board of Directors is set forth with the description of each item in this proxy statement. In summary, the Board of Directors recommends a vote:

     - FOR the election of the nominated slate of Class I directors (see pages 5
       - 6).

     The Board of Directors does not know of any other matters that may be brought before the meeting nor does it foresee or have reason to believe that the proxy holders will have to vote for substitute or alternate board nominees. In the event that any other matter should properly come before the meeting or any nominee is not available for election, the proxy holders will vote as recommended by the Board of Directors or, if no recommendation is given, in accordance with their best judgment.

WHAT VOTE IS REQUIRED TO APPROVE EACH ITEM?

     ELECTION OF DIRECTORS. A plurality of the votes cast at the meeting is required for the election of directors. A properly executed proxy marked "WITHHOLD AUTHORITY" with respect to the election of one or more directors will not be voted with respect to the director or directors indicated, although it will be counted for purposes of determining whether there is a quorum. Stockholders do not have the right to cumulate their votes for directors.

     OTHER ITEMS. For any other item which may properly come before the meeting, the affirmative vote of a majority of the shares of common stock present, either in person or by proxy, and voting will be required for approval, unless otherwise required by law. A properly executed proxy marked "ABSTAIN" with respect to any of those matters will not be voted, although it will be counted for purposes of determining whether there is a quorum. Accordingly, an abstention will have the effect of a negative vote.

     If you hold your shares in "street name" through a broker or other nominee, your broker or nominee may not be permitted to exercise voting discretion with respect to some of the matters to be acted upon. Thus, if you do not give your broker or nominee specific instructions, your shares may not be voted on those matters and will not be counted in determining the number of shares necessary for approval. Shares represented by these "broker non-votes" will, however, be counted in determining whether there is a quorum.

WHO PAYS FOR THE PREPARATION OF THE PROXY STATEMENT?

     We will pay the cost of preparing, assembling and mailing the proxy statement, notice of meeting and enclosed proxy card. In addition to the use of mail, our employees may solicit proxies personally and by telephone. Our employees will receive no compensation for soliciting proxies other than their regular salaries. We may request banks, brokers and other custodians, nominees and fiduciaries to forward copies of the proxy material to their principals and to request authority for the execution of proxies and we may reimburse those persons for their expenses incurred in connection with these activities. We will compensate only independent third party agents that are not affiliated with us but solicit proxies. At this time, we do not anticipate that we will be retaining a third party solicitation firm, but should we determine, in the future, that it is in our best interests to do so, we will retain a solicitation firm and pay for all costs and expenses associated with retaining this solicitation firm.

     The approximate date that this proxy statement and the enclosed form of proxy are first being sent to stockholders is May 16, 2002. You should review this information in conjunction with our 2001 Annual Report to Stockholders, which accompanies this proxy statement. Our principal executive offices are located at 5300 Broken Sound Boulevard, N.W., Boca Raton, Florida 33487, and our telephone number is (561) 994-6015. A list of stockholders entitled to vote at the annual meeting will be available at our offices for a period of ten days prior to the meeting and at the meeting itself for examination by any stockholder.

                               SECURITY OWNERSHIP

     The following table shows each person known by us to beneficially own more than 5% of our outstanding shares of common stock. The following table also shows the amount of common stock beneficially owned by (a) each of our directors, (b) each of our executive officers named in the Summary Compensation Table below and (c) all of our directors and executive officers as a group. The table sets forth information with respect to (1) in column (A), the number of outstanding shares of our common stock that is beneficially owned by the named owner, (2) in column (B), the number of shares of our common stock that can be acquired by this person within 60 days upon the exercise of options or warrants and (3) the total of the amounts in columns (A) and (B). A person is deemed to be the beneficial owner of securities that can be acquired by this person within 60 days upon the exercise of options or warrants. Each beneficial owner's percentage ownership is determined by assuming that options or warrants that are held by this person (but not those held by any other person) and that are exercisable within 60 days have been exercised. Unless otherwise noted, we believe that all persons named in the table have sole voting and investment power with respect to all shares of common stock beneficially owned by them. Except as otherwise indicated, all information is as of the record date.

                                                                           TOTAL NUMBER OF
                                                                               SHARES
                                              NUMBER OF       SHARES        BENEFICIALLY
                                               SHARES       ACQUIRABLE          OWNED        PERCENTAGE OF
                                                OWNED     WITHIN 60 DAYS      (COLUMNS        OUTSTANDING
NAME AND ADDRESS OF BENEFICIAL OWNER(1)          (A)           (B)            (A)+(B))          SHARES
---------------------------------------       ---------   --------------   ---------------   -------------
Lockheed Martin Investment Management
  Company(2)................................  2,300,762             0         2,300,762          7.2%
  6705 Rockledge Drive, Suite 550
  Bethesda, MD 20817-1814

John Hancock Advisers, L.L.C.(10)...........  2,132,840             0         2,132,840          6.6%
  P.O. Box 111
  Boston, MA 02117

Cramer Rosenthal McGlynn, LLC(3)............  1,674,000             0         1,674,000          5.2%
  707 Westchester Avenue
  White Plains, NY 10604

Kauri, Inc. et al.(4).......................  1,618,777             0         1,618,777          5.0%
  300 Delaware Avenue, 9th Floor
  Wilmington, DE 19801

Gary O. Marino..............................    123,362     1,083,333         1,206,695          3.6%

Donald D. Redfearn(5).......................     22,616       252,222           274,838           *

John H. Marino..............................     79,580        61,667           141,247           *

Ferd. C. Meyer, Jr..........................     24,995        56,667            81,662           *

Douglas R. Nichols(6).......................          0       224,894           224,894           *

William G. Pagonis..........................      1,939        56,667            58,606           *

Richard Rampell.............................      1,000       116,667           117,667           *

John M. Sullivan............................     10,000        48,333            58,333           *

Charles Swinburn............................      1,000        66,667            67,667           *

Gary M. Spiegel(7)..........................      8,750        83,333            92,083           *

Bennett Marks(8)............................      1,337        38,333            39,670           *

W. Graham Claytor III(9)....................      2,471        80,667            83,138           *

                                                                           TOTAL NUMBER OF
                                                                               SHARES
                                              NUMBER OF       SHARES        BENEFICIALLY
                                               SHARES       ACQUIRABLE          OWNED        PERCENTAGE OF
                                                OWNED     WITHIN 60 DAYS      (COLUMNS        OUTSTANDING
NAME AND ADDRESS OF BENEFICIAL OWNER(1)          (A)           (B)            (A)+(B))          SHARES
---------------------------------------       ---------   --------------   ---------------   -------------
Marinus van Onselen.........................          0        55,000            55,000           *

All directors and executive officers as a
  group (13 persons)........................    277,050     2,224,449         2,501,499          7.3%

---------------

  *  Less than 1%
 (1) Unless otherwise indicated, the address for the beneficial owner is RailAmerica, Inc., 5300 Broken Sound Boulevard, N.W., Boca Raton, Florida 33487.
 (2) Based on Schedule 13G/A (Amendment No. 2) dated December 31, 2001. Lockheed Martin Investment Management Company is the named fiduciary and investment adviser of Lockheed Martin Corporation Master Retirement Trust. Lockheed Martin Investment Management Company has the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, shares beneficially owned by the filing person in an amount exceeding 5%.
 (3) Based on Schedule 13G filed on February 14, 2002. Cramer Rosenthal is an investment adviser registered under section 203 of the Investment Advisers Act of 1940.
 (4) Based on Schedule 13G dated January 4, 2002. Consists of (i) 1,618,777 shares of common stock beneficially owned by Kauri, Inc., Onyx Holdings, Inc. and Echo Limited.
 (5) Includes 1,740 shares of common stock purchased through the 1995 Employee Stock Purchase Plan.
 (6) Includes 140,727 shares issuable upon exercise of warrants to purchase our common stock at $8.25 per share owned by First London Securities Corporation. Mr. Nichols is President and principal stockholder of First London Securities Corporation.
 (7) Includes 300 shares of common stock that are beneficially owned by Mr. Spiegel's wife.
 (8) Includes 337 shares of common stock purchased through the 1995 Employee Stock Purchase Plan.
 (9) Includes 1,471 shares of common stock purchased through the 1995 Employee Stock Purchase Plan.
(10) Based on information provided by John Hancock Advisers, L.L.C. Consists of
     (i) 1,350,000 shares of common stock beneficially owned by Hare & Co. F/B/O John Hancock Small Cap Value Fund, (ii) 500,000 shares of common stock beneficially owned by Hare & Co. c/o The Bank of New York, (iii) 150,000 shares of common stock beneficially owned by John Hancock Small Cap Equity Fund, (iv) 97,000 shares of common stock beneficially owned by John Hancock Small Cap Equity Fund Y and (v) 35,840 shares of common stock beneficially owned by JHA Private Accounts.

                                  PROPOSAL 1.
            ELECTION OF DIRECTORS; NOMINEES AND CONTINUING DIRECTORS

     Our Certificate of Incorporation provides that we must divide our Board of Directors into three classes, as nearly equal in number as possible, designated Class I, Class II and Class III. At each annual meeting of stockholders, successors to the class of directors whose term expires at that annual meeting are elected for a three-year term. The current term of the Class I directors terminates on the date of the annual meeting. The current term of the Class II directors terminates on the date of our 2003 annual meeting of stockholders, and the current term of the Class III directors terminates on the date of our 2004 annual meeting of stockholders. Messrs. Donald D. Redfearn, Charles Swinburn and Ferd. C. Meyer, Jr. currently serve as Class I directors and will stand for re-election at the annual meeting. Messrs. John H. Marino, John M. Sullivan and William G. Pagonis currently serve as Class II directors. Messrs. Gary O. Marino, Richard Rampell and Douglas R. Nichols currently serve as Class III directors. If elected at the annual meeting, Messrs. Redfearn, Swinburn and Meyer will serve until our 2005 annual meeting of stockholders or until their successors are duly elected and qualified.

     Messrs. Redfearn, Swinburn and Meyer have consented to serve on our Board of Directors and the Board of Directors has no reason to believe that they will not serve if elected. However, if any of them should become unavailable to serve as a director, and if the board has designated a substitute nominee, the persons named as proxies will vote for this substitute nominee.

NOMINEES FOR CLASS I DIRECTORS

     DONALD D. REDFEARN - 49. Mr. Redfearn has served as our Chief Administrative Officer since January 2000, has served as our Executive Vice President and Secretary since December 1994 and has served as an officer and director of ours since our formation in April 1992. Mr. Redfearn joined us on a full-time basis in January 1996. From September 1993 until September 1995, Mr. Redfearn served as President of Jenex Financial Services, Inc., a financial consulting firm. From 1984 until September 1993, Mr. Redfearn served in various capacities at Boca Raton Capital Corporation, including Senior Vice President, Assistant Secretary and Treasurer. Mr. Redfearn also served as a Vice President of Huron Transportation until its merger with RailAmerica Services Corporation. Mr. Redfearn received his B.A. degree in Business Administration from the University of Miami and graduated from the School of Banking of the South at Louisiana State University.

     CHARLES SWINBURN - 60. Mr. Swinburn has served as a director of ours since February 1995. Mr. Swinburn is currently a practicing attorney in the Washington, D.C. office of Morgan, Lewis & Bockius, where he specializes in environmental law. From April 1990 through August 1993, Mr. Swinburn served as a consultant to private industry and the government. Prior to that time, Mr. Swinburn served as Vice President of Rollins Environmental Services, Inc. Mr. Swinburn has served in various capacities at the U.S. Department of Transportation, most recently as Deputy Assistant Secretary for Policy and International Affairs. Mr. Swinburn received his B.A. degree from Princeton University in 1969, his M.B.A. from Harvard Business School in 1971 and his J.D. from the University of Pennsylvania in 1993.

     FERD. C. MEYER, JR. - 62. Mr. Meyer became one of our directors in February 2000 at the time of our acquisition of RailTex, Inc. Mr. Meyer served as a director of RailTex from 1977 until our acquisition of RailTex. Mr. Meyer currently serves as Of Counsel to the law firm Salans, Hertzfeld, Heilbronn, Christy & Viener. From January 1998 to his time of retirement in July 2000, Mr. Meyer was Executive Vice President and General Counsel of Central and South West Corporation, a public holding company for five electric utility companies operating in Texas, Oklahoma, Arkansas, Louisiana, and the United Kingdom. From 1988 to January 1998, Mr. Meyer was Vice President and Assistant General Counsel of Central and South West Services, Inc., a subsidiary of Central and South West Corporation. Mr. Meyer received his B.B.A. degree in finance and accounting from the University of Texas in 1961 and his L.L.B. from the University of Texas in 1964.

CONTINUING CLASS II DIRECTORS

     JOHN H. MARINO - 62. Mr. Marino currently serves as Vice Chairman Emeritus of our Board of Directors and Assistant Secretary. Mr. Marino previously served as Vice Chairman of the Board of Directors since July 1996 and has been one of our directors since our formation in April 1992. Mr. Marino currently serves as President of Transportation Management Services, Inc., a position he has held since 1983. From April 1992 until July 1996, Mr. Marino served as our President and Chief Operating Officer. Mr. Marino founded Huron & Eastern Railway Company, Inc., a subsidiary of ours, and from 1986 until April 1996, served as its President and one of its directors. Mr. Marino also served as the President of Huron Transportation Group from its formation in January 1987 until its merger with RailAmerica Services Corporation in December 1993. Mr. Marino has served as President and Chief Executive Officer of several short line railroads, as an officer of the Reading Railroad and with the United States Railway Association, Washington, D.C. Mr. Marino received his B.S. degree in civil engineering from Princeton University in 1961 and his M.S. degree in transportation engineering from Purdue University in 1963. From 1963 to 1968, Mr. Marino served as an officer with the United States Army Corps of Engineers. Mr. Marino is the brother of Gary O. Marino.

     JOHN M. SULLIVAN - 77. Mr. Sullivan has served as a director of ours since January 1993. From 1977 until 1981, Mr. Sullivan served, upon appointment by President Carter, as Administrator of the Federal Railroad Administration. Mr. Sullivan earned his B.S. in Engineering from the United States Naval Academy and, upon graduation in 1946, served with the US Navy for three years aboard the USS Providence, a light cruiser, and he served three and one-half years as a carrier pilot operating off the aircraft carrier USS Midway. He resigned from the Navy in 1954 and went into industrial sales in the Middle Atlantic States. In 1969 he purchased Haug Die Casting, Inc., a New Jersey manufacturing corporation. This company was sold in 1999. Mr. Sullivan maintains a relationship with John M. Sullivan Co, an industrial sales agency run by his son.

     WILLIAM G. PAGONIS - 61. Mr. Pagonis became one of our directors in February 2000 at the time of our acquisition of RailTex. Mr. Pagonis served as a director of RailTex from February 1999 until our acquisition of RailTex. Mr. Pagonis is Head of Supply Chain for Sears, Roebuck and Company, and the President of Sears Logistics Services, Inc., where he is responsible for all of Sears' supply chain functions, including vendor relations, transportation, distribution, international logistics, outlet stores, home delivery services, inventory and the integration of logistics information services. Prior to joining Sears in November 1993, Mr. Pagonis served in the U.S. Army for 29 years, retiring with the three-star rank of Lieutenant General.

CONTINUING CLASS III DIRECTORS

     GARY O. MARINO - 57. Mr. Marino has served as our Chairman of the Board of Directors since our formation in April 1992, as our Chief Executive Officer since March 1, 1994 and as our President since July 1996. Mr. Marino also served as our Treasurer from April 1992 through 1998. Mr. Marino joined us on a full-time basis in March 1994. Mr. Marino also served as Chairman of Huron Transportation Group, Inc. from its formation in 1987 until it merged with RailAmerica Services Corporation, another subsidiary of ours, in December 1993. From 1984 until October 1993, Mr. Marino served as Chairman, President and Chief Executive Officer of Boca Raton Capital Corporation, a publicly traded venture capital firm and a former stockholder of ours. Mr. Marino received his B.A. degree from Colgate University in 1966 and an M.B.A. from Fordham University in 1973. From 1966 to 1969, Mr. Marino served as an officer of the United States Army Ordnance Corps. Gary O. Marino is the brother of John H. Marino.

     RICHARD RAMPELL - 49. Mr. Rampell has served as a director of ours since July 1995. Mr. Rampell, a certified public accountant, is currently the Chief Executive of Rampell & Rampell, P.A., Certified Public Accountants, of Palm Beach, Florida. Mr. Rampell is a past President of the Palm Beach Tax Institute and a past President of the Florida Institute of CPA's, East Coast Chapter. Mr. Rampell graduated with honors from Princeton University with an A.B. degree and received an M.B.A. from the Wharton School at the University of Pennsylvania.

     DOUGLAS R. NICHOLS - 49. Mr. Nichols has served as a director of ours since July 1996. Mr. Nichols received his license in Pennsylvania as a certified public accountant in 1980; however, his license is not current at this time. Mr. Nichols is the founder, President and principal stockholder of First London Securities Corporation, a securities broker-dealer specializing in equity trading and investment banking. From 1989 to 1991, Mr. Nichols was a Vice President with the Dallas, Texas office of Smith Barney and from 1986 to 1989 was a broker with the Dallas branch of Shearson Lehman Brothers. Mr. Nichols has been a board member of Armanino Foods of Distinction, Inc., a NASDAQ company, since June of 2001. Mr. Nichols is currently a member of the National Railway Historical Society. Mr. Nichols received a B.A. degree from Allegheny College in 1974.

                INFORMATION REGARDING THE BOARD OF DIRECTORS AND
                      COMMITTEES OF THE BOARD OF DIRECTORS

HOW OFTEN DID THE BOARD OF DIRECTORS MEET IN 2001?

     The Board of Directors held a total of 5 meetings in 2001 and took a number of actions by unanimous written consent. Each director attended at least 80% of the total number of meetings of the board and committees on which he served.

WHAT COMMITTEES HAS THE BOARD ESTABLISHED?

     The Board of Directors has a standing Audit Committee, Compensation Committee, Executive Committee and Government Affairs Committee. Messrs. Rampell, Nichols and Sullivan are the current members of our Audit Committee. Mr. Rampell, the Chairman of the Audit Committee, and Mr. Sullivan are both independent directors as required by applicable rules of the New York Stock Exchange. Mr. Nichols may not be independent due to transactions entered into in prior years between First London Securities Corporation, a company of which Mr. Nichols is President and principal shareholder, and us. Our Board of Directors made the determination that Mr. Nichols' membership on the Audit Committee is required in the best interests of our company and our stockholders due to his extensive experience with accounting concepts and procedures. This committee held 4 meetings during 2001. The duties and responsibilities of the Audit Committee include (i) recommending to the Board of Directors the appointment of our auditors and any termination of our auditors, (ii) reviewing the plan and scope of audits, (iii) reviewing our significant accounting policies and internal controls and (iv) having general responsibility for all audit related matters. A written charter approved by our Board of Directors governs the Audit Committee.

     Messrs. Meyer, Pagonis and Swinburn are the current members of our Compensation Committee. Mr. Meyer is the Chairman of the Compensation Committee. This committee held 3 meetings during 2001. The Compensation Committee reviews and approves the compensation of our executive officers and administers each of our compensation and stock plans.

     In addition to the committees described above, our board has established an Executive Committee, consisting of Messrs. Gary O. Marino, Chairman, Donald D. Redfearn and Richard Rampell, which held 4 meetings during 2001, and a Government Affairs Committee, consisting of Messrs. John Sullivan, Chairman, Douglas Nichols and Charles Swinburn, which held 1 meeting during 2001. The Executive Committee may exercise all the authority of the full board and take any action that could be taken by the board except those powers and duties that may not be delegated. The Government Affairs Committee recommends corporate policy and position on Federal and State legislative initiatives affecting the freight transportation industry, coordinates lobbying efforts with various regional and national industry and trade associations and agencies and establishes guidelines for use of government affairs outside consultants.

     The board does not have a standing nominating committee.

HOW ARE DIRECTORS COMPENSATED?

     Each of our non-employee directors receives a directors' fee of $36,000 a year, as well as $1,000 per board meeting and $500 for each additional day spent on our business. For committee meetings, each member receives $750 per meeting with the chairman receiving $1,000 per meeting. All directors are reimbursed for reasonable out-of-pocket expenses associated with travel to meetings of our Board of Directors or committees of our Board of Directors. Directors who are also employees of ours do not receive additional compensation for their services as directors.

     As more fully described on page 16, non-employee directors are eligible to receive options under our 1995 Non-Employee Director Stock Option Plan. The directors' plan provides for an automatic grant of an option to purchase 50,000 shares of our common stock upon a person's initial election as a non-employee director of ours.

                                   MANAGEMENT

     Our executive officers are as follows:

                 NAME                    AGE                  POSITION
                 ----                    ---                  --------
Gary O. Marino.........................  57    Chairman of the Board, Chief Executive
                                               Officer and President
Donald D. Redfearn.....................  49    Chief Administrative Officer, Executive
                                               Vice President, Secretary and Director
Gary M. Spiegel........................  51    Executive Vice President and Chief
                                               Operating Officer -- North American
                                               Rail Group
Bennett Marks..........................  53    Senior Vice President and Chief
                                               Financial Officer
W. Graham Claytor III .................  51    Senior Vice President -- International
                                               Rail Group
Marinus van Onselen....................  53    Chief Executive Officer -- Freight
                                               Australia
Walter S. Zorkers......................  55    Senior Vice President -- Strategic
                                               Planning
John T. White..........................  71    Vice President and General Counsel

     The business experience of each of Messrs. Gary O. Marino and Donald D. Redfearn appears under the caption "Proposal 1 -- Election of Directors; Nominees and Continuing Directors" above.

     GARY M. SPIEGEL - Mr. Spiegel has served as our Executive Vice President and Chief Operating Officer -- North American Rail Group since he joined us in August 2000. Prior to joining us, Mr. Spiegel was Senior Vice
President -- Operations at CSX Transportation. Prior to joining CSX in 1998, Mr. Spiegel was employed by Conrail, a Class I carrier, and its predecessor railroads for 28 years in various capacities, the most recent of which as Vice President -- Service Delivery.

     BENNETT MARKS - Mr. Marks has served as our Senior Vice President and Chief Financial Officer since July 2000. From October 1993 to May 2000, Mr. Marks was Executive Vice President -- Finance, Chief Financial Officer and a director of ProxyMed, Inc., a public company that provides e-solutions for the health care industry. From April 1991 to October 1993, Mr. Marks served as Vice
President -- Finance and a director of another public company engaged in manufacturing and marketing of network management systems for use by telecommunication companies. From April 1981 to April 1991, Mr. Marks was an audit partner with KPMG Peat Marwick, an international accounting and consulting firm. While with KPMG, Mr. Marks was the partner on audits of numerous public companies and served as an Associate SEC Reviewing Partner. He also served as the Administrative Partner in charge of KPMG's West Palm Beach, Florida office. Mr. Marks is a certified public accountant.

     W. GRAHAM CLAYTOR III - Mr. Claytor has served as a Senior Vice President of ours since he joined us in March 1996. Prior to joining us, Mr. Claytor served as Managing Director of Southern Pacific's Plant Rationalization function where he was charged with selling, leasing and abandoning surplus branch and mainline trackage. Prior to joining Southern Pacific, Mr. Claytor served as Superintendent of the Buffalo & Pittsburgh Railroad and as Trainmaster for Norfolk Southern Corporation, and supervised marine terminal operations of the Virginia Maryland Railroad. Mr. Claytor received his B.S. degree from Boston University.

     MARINUS VAN ONSELEN - Mr. van Onselen has served as Chief Executive Officer and a director of Freight Australia Limited, a subsidiary of ours, since May 1999. Prior to joining Freight Australia, from 1996 to 1998, Mr. van Onselen was the General Manager of the private rail freight forwarding company Boxcar. Mr. van Onselen was employed by V/Line Freight Corporation from 1985 to 1996, the last four and a half years of which as its Managing Director. Freight Australia acquired the business of V/Line Freight in April 1999. He has also been a past member of the boards of Tradegate Australia, the Victorian Grain Elevators Board, the PTC's Workshop Board, the PTC's Corporate Management Group, and he has served on the Victorian Road Freight Advisory Council, as well as a number of other transport related committees and groups.

     WALTER S. ZORKERS - Mr. Zorkers joined us in January 2001 as our Senior Vice President -- Strategic Planning. From January 2000 to May 2000, Mr. Zorkers served as a Director, Executive Vice President and Chief Financial Officer of Hvide Marine Incorporated, a publicly traded company that provides marine support and transportation services domestically and internationally. From April 1997 to December 1999, Mr. Zorkers served at Hvide Marine as Senior Vice President -- Corporate Development. From September 1999 to December 1999, Hvide Marine operated under the protection of the reorganization provisions of Chapter 11 of the United States Bankruptcy Code. From 1984 to 1997, Mr. Zorkers was the principal of Commonwealth Management Group, a privately owned management consulting firm in Boston, Massachusetts. Mr. Zorkers received his B.A. from Yale University in 1968 and his M.B.A. from Harvard Business School in 1974.

     JOHN T. WHITE - Mr. White joined us in January 2001 as our Vice President and General Counsel. Mr. White has over 30 years of legal experience, including general corporate law, mergers and acquisitions and domestic and international tax law. Prior to joining us, from January 1990 to January 2001, he was Vice President and General Counsel of JLM Industries, a publicly owned chemical manufacturer and distributor located in Tampa, Florida. Prior to that, Mr. White was a Partner at the New York offices of Baker & McKenzie and Wender, Murase & White. He was also Senior Vice President at Paribas Corporation, an affiliate of Banc Paribas. Mr. White, who is admitted to Federal Court Practice, is a member of both the Florida and New York State Bars. He received his A.B. from Harvard College, J.D. from Columbia University and L.L.M. in Tax from New York University.

ELECTION OF EXECUTIVE OFFICERS

     Our officers are elected annually and serve at the discretion of our Board of Directors.

HAVE WE COMPLIED WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934?

     Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers, and persons owning more than ten percent of our outstanding common stock, to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of our common stock. Such persons are required to furnish us with copies of all reports they file.

     To our knowledge, based solely on a review of the copies of filings furnished to us and written or oral representations that no other reports were required, we believe that all of our directors and executive officers complied during 2001 with the reporting requirements of Section 16(a) of the Exchange Act except as follows:

     Mr. Douglas Nichols filed an Amended Form 4 in November of 2001 to disclose an option exercised and the sale of the underlying 25,000 shares of common stock in September of 2001.

     Mr. John Marino filed a Form 4 late in August of 2001 for the sale of 2,500 shares of common stock in July 2001; and he filed a Form 4 late in November of 2001 for the sale of 2,500 shares of common stock in September 2001.

                             EXECUTIVE COMPENSATION

     The following table sets forth, for the years ended December 31, 2001, 2000 and 1999, the aggregate compensation awarded to, earned by or paid to (i) Gary
O. Marino, our Chairman of the Board, Chief Executive Officer and President,
(ii) Donald D. Redfearn, our Chief Administrative Officer, Executive Vice President, Secretary and Director, (iii) W. Graham Claytor III, our Senior Vice President -- International Rail Group, (iv) Gary M. Spiegel, our Executive Vice President and Chief Operating Officer -- North American Rail Group, (v) Bennett Marks, our Senior Vice President and Chief Financial Officer and (vi) Marinus van Onselen, the Chief Executive Officer of Freight Australia, our Australian subsidiary. We refer to these executive officers as our named executive officers. We did not grant any restricted stock awards or stock appreciation rights or make any long term incentive plan payouts during these years.

SUMMARY COMPENSATION TABLE

                                                             ANNUAL COMPENSATION                 COMPENSATION AWARDS
                                                   ---------------------------------------    --------------------------
                                                                              OTHER ANNUAL    SECURITIES     ALL OTHER
                                                                              COMPENSATION    UNDERLYING    COMPENSATION
NAME AND PRINCIPAL POSITION                YEAR     SALARY     BONUS($)           (1)         OPTIONS(#)        ($)
---------------------------                ----    --------    --------       ------------    ----------    ------------
Gary O. Marino...........................  2001    $802,917(2) $135,238(3)(4)  $2,833,680(5)    350,000(6)        --
  Chairman of the Board,                   2000     550,000     692,600(7)             --        50,000(8)        --
  Chief Executive Officer &                1999     486,583(9)  417,500(7)        129,743(10)   550,000(11)       --
  President

Donald D. Redfearn.......................  2001    $325,000    $  1,000(4)     $  925,766(5)    150,000(6)        --
  Chief Administrative                     2000     250,000     250,100                --        53,333(12)       --
  Officer, Executive Vice                  1999     181,000     142,500            34,490(10)   130,000(13)       --
  President & Secretary

Gary M. Spiegel..........................  2001    $325,000    $  1,000(4)     $       --       100,000(14)       --
  Executive Vice President                 2000      95,985      94,945            54,106(15)    50,000(16)       --
  & Chief Operating Officer --             1999          --          --                --            --           --
  North American Rail Group

Bennett Marks............................  2001    $220,000    $  1,000(4)     $  123,505(5)     30,000(6)
  Senior Vice President &                  2000      97,820      81,000                --        50,000(17)       --
  Chief Financial Officer                  1999          --          --                --            --           --

W. Graham Claytor III ...................  2001    $205,000    $  1,000(4)     $       --            --           --
  Senior Vice President --                 2000     190,000      80,100                --        30,500(18)       --
  International Rail Group                 1999     137,500      72,500            28,918(10)    31,500(19)       --

Marinus van Onselen......................  2001    $200,000    $191,000        $       --        30,000(6)        --
  Chief Executive Officer --               2000     175,000      64,166                --        15,000(16)       --
  Freight Australia                        1999     164,640          --                --        25,000(20)       --

---------------

 (1) The aggregate amount of perquisites and other personal benefits provided to each named executive officer is less than 10% of the total amount of salary and bonus of the officer.
 (2) Includes $152,917 that related to a deferred compensation plan that was paid directly to the executive officer.
 (3) Includes 10,000 shares of our common stock granted on January 25, 2001.
 (4) Any additional amounts that may be paid have not yet been determined.
 (5) Represents gains on exercise of stock options and subsequent sales of the common stock.
 (6) Represents options granted under our 1998 Executive Incentive Compensation Plan that have an exercise price of $12.01 per share.
 (7) Includes forgiveness of $32,500 under a promissory note owed to us. See "Certain Transactions."
 (8) Represents options granted under our 1998 Executive Incentive Compensation Plan that have an exercise price of $8.75 per share.
 (9) Includes $100,583 that related to a deferred compensation plan that was paid directly to the executive officer.
(10) Consists of amounts paid under a Supplemental Executive Retirement Plan.

(11) Represents options for the purchase of 50,000 shares of our common stock at an exercise price of $8.75 and options for the purchase of 500,000 shares of our common stock at an exercise price of $9.00 granted under our 1998 Executive Incentive Compensation Plan.
(12) Represents options for the purchase of 20,000 shares of our common stock at an exercise price of $8.75 per share and for the purchase of 33,333 shares of our common stock at an exercise price of $6.50 per share granted under our 1998 Executive Incentive Compensation Plan.
(13) Represents options for the purchase of 20,000 shares of our common stock at an exercise price of $8.75 and for the purchase of 110,000 shares of our common stock at an exercise price of $9.00 granted under our 1998 Executive Incentive Compensation Plan.
(14) Represents options for the purchase of 50,000 shares of our common stock at an exercise price of $12.01 per share and for the purchase of 50,000 shares of our common stock at an exercise price of $11.40 per share granted under our 1998 Executive Incentive Compensation Plan.
(15) Consists of moving costs reimbursed to Mr. Spiegel when he began his employment with us.
(16) Represents options granted under our 1998 Executive Incentive Compensation Plan that have an exercise price of $6.25 per share.
(17) Represents options granted under our 1998 Executive Incentive Compensation Plan that have an exercise price of $6.00 per share.
(18) Represents options for the purchase of 11,500 shares of our common stock at an exercise price of $8.75 per share and for the purchase of 19,000 shares of our common stock at an exercise price of $6.50 per share granted under our 1998 Executive Incentive Compensation Plan.
(19) Represents options for the purchase of 11,500 shares of our common stock at an exercise price of $8.75 and for the purchase of 20,000 shares of our common stock at an exercise price of $9.00 granted under our 1998 Executive Incentive Compensation Plan.
(20) Represents options granted under our 1998 Executive Incentive Compensation Plan that have an exercise price of $9.75 per share.

EMPLOYMENT AGREEMENTS

     We entered into employment agreements with each of Gary O. Marino, Donald
D. Redfearn and Gary M. Spiegel effective January 1, 2002. Mr. Marino serves as our Chairman, Chief Executive Officer and President and currently receives a base salary of $750,000 per year. Mr. Redfearn serves as our Chief Administrative Officer, Executive Vice President and Secretary and currently receives a base salary of $375,000 per year. Mr. Spiegel serves as our Executive Vice President and Chief Operating Officer -- North American Rail Group and currently receives a base salary of $375,000 per year. The base salary of each of them is subject to increase in the discretion of the Compensation Committee of our Board of Directors, while Mr. Marino's base salary is also subject to increases in accordance with the Consumer Price Index. Messrs. Marino, Redfearn and Spiegel are eligible to receive bonuses in accordance with our management incentive plan, and Mr. Marino is also eligible for any additional bonuses as determined by the Compensation Committee of our Board of Directors. Under the agreements, Messrs. Marino, Redfearn and Spiegel are entitled to those benefits (including medical, dental, disability and life insurance) as we and our subsidiaries typically provide to our employees with specified minimum benefits as follows: (1) medical and dental insurance for the executive and his family with payments by RailAmerica up to $15,000 per year for Mr. Marino and $10,000 per year for Messrs. Redfearn and Spiegel, (2) long-term disability insurance with payments by RailAmerica up to $20,000 per year for Mr. Marino and $10,000 for Messrs. Redfearn and Spiegel, (3) $3 million of term life insurance with beneficiaries to be designated by the executive with a premium not to exceed $20,000 per year for Mr. Marino and $1 million of term life insurance for Messrs. Redfearn and Spiegel and (4) an annual allowance of $35,000 for Mr. Marino and $25,000 for Messrs. Redfearn and Spiegel in each case grossed-up for taxes. Mr. Marino's agreement has an initial term expiring on December 31, 2004 and is subject to automatic one year renewal terms, unless Mr. Marino notifies us or we notify Mr. Marino of non-renewal 365 days prior to the expiration of the then current term. Our agreements with Messrs. Redfearn and Spiegel have initial terms expiring on December 31, 2003 and are subject to automatic one year renewal terms, unless the executive notifies us or we notify the executive of non-renewal 365 days prior to the expiration of the then current term. Each of the agreements also contains non-competition provisions applicable to the executive should he resign from his position with us or we terminate him with cause.

     Each of the employment agreements may be terminated by our Board of Directors for cause (as defined in the applicable agreement), upon death or disability or without cause. If the agreement is terminated for death or disability, we shall pay the executive or his legal representative his accrued base salary and bonus payments through the date of termination and continue medical and dental insurance coverage for the executive and his family for 18 months. If the termination is for disability, we will continue to pay the executive's base salary until he begins to receive payments from the long-term disability policy. If we terminate the executive without cause or he terminates his employment for good reason (as defined in the applicable agreement), he shall receive the following benefits: (1) earned but unpaid base salary and bonus accrued through the date of termination, (2) base salary and benefits for twenty-four months for Mr. Marino and the later of the term or 12 months for Messrs. Redfearn and Spiegel, (3) a prorated portion of individual performance awards under our long-term incentive plan as if he had continued employment through the later of the term or 24 months after the termination for Mr. Marino and the later of the term or 12 months for Messrs. Redfearn and Spiegel; (4) a prorated portion of benefits payable to him under the management incentive plan as if he had continued employment through the later of the term or 24 months after the termination for Mr. Marino and the later of the term or 12 months for Messrs. Redfearn and Spiegel, and (5) any outstanding stock options shall become immediately vested. Each of Marino, Redfearn and Spiegel is also entitled to the above severance payments if his employment is not renewed by the company without cause or by him for good reason, except in the case of Mr. Marino all 24 month periods in the above sentence become six-month periods.

     On April 4, 2001, Marinus van Onselen entered into an employment agreement with Freight Australia, our Australian subsidiary, which provides that he serve as Freight Australia's Chief Executive Officer. Under Mr. van Onselen's agreement, Mr. van Onselen receives a base salary of AUS$375,000 (US$204,000 if calculated with the exchange rate effective as of the record date) per year. Mr. van Onselen's base salary is subject to increases in accordance with the Consumer Price Index applicable to the Melbourne region as well as additional increases in the discretion of the board of directors of Freight Australia. Mr. van Onselen also receives bonus compensation in an amount equal to 1% of the pre-tax profit earned by Freight Australia, payable 30 days after completion of each audited year-end financial statement.

     Mr. van Onselen's agreement has an initial term expiring on December 30, 2004 and is subject to automatic two year renewal terms, unless Mr. van Onselen notifies us or we notify Mr. van Onselen of non-renewal no later than the second year of the then current extended period. In the event a change of control occurs and, as a result, (a) Mr. van Onselen's employment with us is terminated for reasons other than serious misconduct or (b) Mr. van Onselen terminates his employment due to a material reduction in his compensation or employee-related benefits or a change in his status as the Chief Executive Officer of Freight Australia, Mr. van Onselen is entitled to receive on the date of termination a lump sum equal to 200% of his total compensation for the 12 month period prior to the date of termination.

     We have also entered into change-in-control severance agreements with each of Mr. Marino, Mr. Redfearn, Mr. Spiegel, Mr. Marks and Mr. Claytor. These severance agreements are in addition to the above-described employment agreements. Each severance agreement generally provides that in the event of a change-in- control of our company, we will continue to employ the officer under the severance agreement for a period of three years following the change-in-control or, if earlier, until the first day of the month after the officer reaches age 65. During this three-year employment period, the officer will:

          (a) receive a monthly salary at least equal to the highest monthly salary paid to the officer during the twelve months preceding the change-in-control;

          (b) receive, on an annual basis, a cash bonus at least equal to the average annual bonus paid to the officer in the three fiscal years immediately preceding the change-in-control or, if greater, the bonus that would have been paid to the officer for the fiscal year in which the change-in-control occurs based upon the same formula, terms and conditions for the bonuses for the immediately preceding fiscal year;

          (c) continue to be eligible to participate in our welfare benefit plans, incentive, savings and retirement plans and other fringe benefit plans, on at least as favorable terms as those in place before the change-in-control; and

          (d) receive reimbursement for reasonable business expenses.

     The severance agreements provide for various termination payments if we terminate the employment of the officer prior to the end of the three-year employment period. If we terminate the officer's employment without cause or the officer terminates his employment for good reason, including the case in which he terminates his employment for any reason during the 30-day period immediately following the first anniversary of the effective date of the change-in-control, the officer will receive, as a lump sum payment:

          (a) any accrued but unpaid base salary and bonus through the date of termination;

          (b) a pro rata portion of the bonus otherwise payable to the officer for the fiscal year in which the termination occurs;

          (c) an amount equal to a specified multiple of the sum of the officer's base salary and bonus;

          (d) an amount equal to the value of the portion of the officer's benefits under any savings, pension, profit sharing or deferred compensation plans that are forfeited under these plans by reason of the termination;

          (e) a continuation of the health, dental, disability and life insurance benefits for the officer and his family for the remainder of the three-year employment period; and

          (f) an amount equal to the value of unused vacation days that have accumulated during the calendar year in which the termination occurs.

     The multiple referred to in (c) above is 3x for Mr. Marino and Mr. Redfearn and 2x for Mr. Spiegel, Mr. Marks and Mr. Claytor.

     If we terminate the officer's employment with cause or the officer terminates employment without good reason, the officer will be entitled to receive only those amounts that have accrued but have not yet been paid to the officer. Each severance agreement requires us to reimburse the officer, on a fully grossed-up basis, for any excise tax imposed upon the officer as a result of any payments constituting excess parachute payments.

     For purposes of these severance agreements, the term change-in-control generally means any of the following:

          (a) any person, entity or group acquires ownership of 33 1/3% percent or more of either the outstanding shares of our common stock or the combined voting power of our outstanding voting securities,

          (b) the individuals who as of the date of the severance agreement constitute our Board of Directors, and/or future directors approved by the incumbent board, cease for any reason to constitute at least a majority of our Board of Directors, or

          (c) our stockholders approve:

             (1) a reorganization, merger or consolidation with respect to which persons who were our stockholders immediately prior to this reorganization, merger or consolidation do not, immediately afterwards, own more than 66 2/3% of the combined voting power of the resulting company,

             (2) our liquidation or dissolution, or

             (3) the sale of all or substantially all of our assets.

STOCK OPTION AND BONUS PLANS

     1995 STOCK INCENTIVE PLAN. Effective January 1, 1995, we adopted the 1995 Stock Incentive Plan under which our key personnel are eligible to receive awards of various forms of equity-based incentive compensa-tion, including stock options, stock appreciation rights, stock bonuses, restricted stock awards, performance units and phantom stock units, and awards consisting of combinations of these incentives. We have reserved 1,000,000 shares of our common stock for the grant of options under the 1995 Stock Incentive Plan. As of the record date, options to purchase an aggregate of 27,700 shares of our common stock were outstanding under the 1995 Stock Incentive Plan.

     1995 NON-EMPLOYEE DIRECTOR STOCK OPTION PLAN. Effective January 1, 1995, our Board of Directors adopted the 1995 Non-Employee Director Stock Option Plan, under which, as amended and restated effective April 8, 1999 and further amended on June 22, 2000, 750,000 shares of our common stock have been reserved for issuance. Under the directors' plan, our directors who are not also employees of ours are granted options to purchase our common stock upon election to our Board of Directors. The directors' plan is administered by the Compensation Committee, the members of which are also participants in the directors' plan. Subject to the provisions of the directors' plan, the Compensation Committee has sole discretionary authority to construe, interpret and apply the terms of the directors' plan, to determine all questions under the directors' plan, and to adopt and amend any rules and regulations for the administration of the directors' plan as it may deem desirable.

     Under the terms of the directors' plan, each non-employee director is granted an option to purchase 50,000 shares of our common stock on the date that person is first elected to become a director of ours. The term of the directors' plan is ten years from the effective date, after which no further options will be granted under it. Options granted under the directors' plan expire ten years from the date of grant. The exercise price per share of each option granted under the directors' plan will be the fair market value of our common stock on the date prior to the date the option is granted. Options granted under the directors' plan vest over a period of three years at the rate of one-third on the date of grant and then one-third annually on each of the two consecutive anniversaries of the date of grant, provided the non-employee director to whom the options are granted continues to serve as a director on each of these vesting dates. As of the record date, options to purchase an aggregate of 512,500 shares of our common stock were outstanding under the directors' plan.

     1995 EMPLOYEE STOCK PURCHASE PLAN. Our Board of Directors has adopted, effective January 1, 1995, the 1995 Employee Stock Purchase Plan, under which 250,000 shares of our common stock are reserved for issuance. During the first quarter of 1996, we implemented the stock purchase plan. The stock purchase plan, which is designed to qualify under Section 423 of the Internal Revenue Code, is designed to encourage stock ownership by our employees. All of our employees other than members of our Board of Directors and owners of 5% or more of our common stock are eligible to participate in the stock purchase plan, with some exceptions, if they are employed by us for at least 20 hours per week and more than five months per year. No employee is eligible to participate who, after the grant of options under the stock purchase plan, owns (including all shares which may be purchased under any outstanding option) 5% or more of our common stock.

     Effective, June 22, 2000, the first amendment to the 1995 RailAmerica Stock Purchase Plan was ratified. This amendment changed the annual enrollment date and once a year offering period to semi-annual enrollment dates on January 1 and July 1 allowing for two separate offering periods each year.

     On January 1 and July 1 of each year, the enrollment dates, we will grant to each participant an option to purchase on June 30 and December 31, the exercise dates of that year, at a purchase price determined in the manner described below, the number of full shares of our common stock which his or her accumulated payroll deductions on the exercise date will purchase at the purchase price. The purchase price was amended to read as follows:

          (i) "Purchase Price" shall mean an amount equal to eighty-five percent (85%) of the lower of (x) the greater of (A) the Fair Market Value of a share of Common Stock on the Offering Date or (B) the Fair Market Value of a share of Common Stock on the Enrollment Date on which the employee elects to become a participant within the offering period, and (y) the Fair Market Value of a share of Common Stock on the Exercise date."

     The Plan Administrator for the Employee Stock Purchase Plan will provide all participants, on a quarterly basis, with a statement reflecting the balance of shares purchased and any activity on the employee's account.

     1998 EXECUTIVE INCENTIVE COMPENSATION PLAN. In April 1998, our Board of Directors adopted our 1998 Executive Incentive Compensation Plan, which was approved by our stockholders in June 1998 and later amended on June 22, 2000. The terms of the 1998 incentive plan provide for grants of stock options, stock appreciation rights, or SARs, restricted stock, deferred stock, other stock-related awards and performance or annual incentive awards that may be settled in cash, stock or other property. The 1998 incentive plan supersedes our 1995 Stock Incentive Plan. The effective date of the 1998 incentive plan was April 16, 1998. As of the record date, options to purchase an aggregate of 2,789,856 shares of our common stock were outstanding under the 1998 incentive plan.

     Although some types of awards authorized under the 1998 incentive plan are similar to those under the preexisting plan, our Board of Directors determined to adopt an entirely new plan in order to respond to a number of changes and proposed changes relating to Rule 16b-3 under the Securities Exchange Act of 1934 and regulations under Section 162(m) of the Internal Revenue Code of 1986, to broaden the types of performance goals that may be set and the types of awards that may be granted by the Compensation Committee of our Board of Directors and otherwise to add flexibility to annual incentive awards and other performance-based awards intended to qualify for corporate tax deductions under
Section 162(m), to increase the number of shares of our common stock that may be subject to awards, and to otherwise adopt provisions intended to enable the Compensation Committee to better promote the goals of our compensation policies and programs, as discussed above.

     Shares Available for Awards; Annual Per-Person Limitations. Under the 1998 incentive plan, as amended, the maximum number of shares of our common stock that may be subject to the granting of awards under the 1998 incentive plan at any time during the term of the 1998 incentive plan is equal to the sum of (i) 15% of the number of shares of our common stock that were outstanding as of April 15, 2000, plus (ii) 15% of the number of shares of our common stock issued after April 15, 2000 (including any shares issued as a result of conversions of our preferred stock and/or debt obligations into shares of our common stock), plus (iii) the number of shares of our common stock that are surrendered in payment of any awards or any tax withholding with regard to the awards, minus
(iv) the number of shares that then are subject to outstanding awards under the preexisting plan. As of the record date, this maximum number equaled 4,795,738 shares.

     In addition, the 1998 incentive plan imposes individual limitations on the amount of some awards in part to comply with section 162(m) of the tax code. Under these limitations, during any fiscal year the number of options, SARs, restricted shares of our common stock, deferred shares of our common stock, shares as a bonus or in lieu of other obligations of ours, and other stock-based awards granted to any one participant may not exceed 4% of the number of shares of our common stock issued and outstanding as of April 15, 2000, or 791,952 shares. The maximum amount that may be paid out as an annual incentive award or other cash award in any fiscal year to any one participant is $1,000,000, and the maximum amount that may be earned as a performance award or other cash award in respect of a performance period by any one participant is $2,000,000. The 1998 incentive plan currently limits the number of shares that may be issued pursuant to incentive stock options to 930,000 shares.

     The Compensation Committee is authorized to adjust the limitations described in the two preceding paragraphs and is authorized to adjust outstanding awards, including adjustments to exercise prices of options and other affected terms of awards, in the event that a dividend or other distribution, whether in cash, shares of our common stock or other property, recapitalization, forward or reverse split, reorganization, merger, consolidation, spin-off, combination, repurchase, share exchange or other similar corporate transaction or event affects the common stock so that an adjustment is appropriate in order to prevent dilution or enlargement of the rights of participants. The Compensation Committee is also authorized to adjust performance conditions and other terms of awards in response to these kinds of events or in response to changes in applicable laws, regulations or accounting principles.

     Eligibility. Our officers, directors, employees and independent contractors and the officers, directors, employees and independent contractors of our subsidiaries are eligible to receive awards under the 1998 incentive plan. Independent contractors are not eligible to receive any awards other than stock options. An employee on leave of absence may be considered as still in our employ for purposes of eligibility for participation in the 1998 incentive plan.

     Management Incentive Plan. In accordance with the terms and conditions of the 1998 Executive Incentive Compensation Plan governing annual incentive awards, the Compensation Committee adopted a Management Incentive Plan program, effective January 1, 1998. Under this program, the Compensation Committee annually approves performance measures, objectives, award levels and funding of the program. Our executives, managers and corporate staff who have direct influence on business performance and results, and who are not participants in a subsidiary plan or program, are eligible to participate. Plan measures include without limitation, earnings per share, acquisitions, return on equity, return on assets and growth in earnings per share and pre-tax income. Payment of awards is based on the actual achievement of the specific goals set by the Compensation Committee.

     Long Term Incentive Program. In accordance with the terms and conditions of the 1998 Executive Incentive Compensation Plan governing performance awards, on January 25, 2001, the Compensation Committee of our Board of Directors implemented the 2001 Long Term Incentive Program, or LTIP. The purpose of the LTIP is to provide management the opportunity to increase their equity ownership in us and to provide an additional incentive to reward and retain qualified competent persons, upon whose efforts and judgment our success is largely dependent, by providing an opportunity for them to receive additional compensation depending upon the attainment of key business objectives over a three-year period. The LTIP became effective on January 1, 2001. The LTIP is administered by the Compensation Committee. The LTIP is governed by the terms, conditions and provisions of the 1998 incentive plan, as well as the following additional material terms and conditions.

     Eligibility. Our key executive employees who are designated by the Compensation Committee are eligible to participate in the plan. Participants will be divided into two tiers: Tier I consists of high level executive officers selected by the Compensation Committee and Tier II will consist of other key executive employees selected by the Compensation Committee. In the future the LTIP will require participating executives to maintain a prescribed stock ownership percentage in order to participate.

     Awards. The LTIP provides an opportunity for a participant to receive an award at the end of a three-year performance cycle. As of the first day of the performance cycle, the Compensation Committee will establish (a) an aggregate target amount payable, or aggregate target pool, under the LTIP, and (b) individual target award amounts that each participant may earn, which will be equal to a stated percentage of the participant's base salary. The individual target amount for Tier I participants will be equal to 100% of base salary, the individual target amount for some Tier II participants will be 60% of base salary and the individual target amount for some other Tier II participants will be 40% of base salary.

     The amount of the award that a participant will be eligible to receive from the aggregate target pool will be determined by a stated formula based upon the compounded growth in our annual earnings per share over the performance cycle. If, at the end of the three-year performance cycle, we have an annual earnings per share growth of at least 8% but less than 10%, then the amount of the award that a participant will receive will be equal to 75% of his or her individual target amount. If we have an annual earnings per share growth of at least 10% but less than 12%, then the amount of the award that a participant will receive will be equal to 100% of his or her individual target amount. If we have an annual earnings per share growth of at least 12%, then the amount of the award that a participant will receive will be equal to 125% of his or her individual target amount.

     After the end of the performance cycle, the Compensation Committee will determine and certify the amount of any awards payable to each participant in the LTIP. Awards earned under the LTIP will be payable to participants 50% in cash and 50% in shares of our common stock.

     SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN. Effective November 1999, we adopted a Supplemental Executive Retirement Plan. The retirement plan is intended to be funded through insurance products. In early 2001, we elected not to retain the current administrator of the retirement plan. We have not yet appointed a replacement administrator.

OPTION/SAR GRANT TABLE

     There were no stock appreciation rights granted during 2001. The table below sets forth the following information with respect to options granted to the named executive officers during the year ended December 31, 2001:

     - the number of shares of common stock underlying options granted during the year;

     - the percentage that those options represent of all options granted to employees during the year;

     - the exercise price;

     - the expiration date; and

     - the potential realizable value of each grant of options assuming that the market price of the common stock appreciates in value from the date of grant to the end of the option term at an annual rate of 5% and 10%, respectively.

                                                                                      POTENTIAL REALIZABLE VALUE
                                NUMBER OF      % OF TOTAL                              AT ASSUMED ANNUAL RATES
                                SECURITIES    OPTIONS/SARs                           OF STOCK PRICE APPRECIATION
                                UNDERLYING     GRANTED TO    EXERCISE                      FOR OPTION TERM
                               OPTIONS/SARs   EMPLOYEES IN    PRICE     EXPIRATION   ----------------------------
NAME                            GRANTED(#)    FISCAL YEAR     ($/SH)       DATE         5%($)           10%($)
----                           ------------   ------------   --------   ----------   ------------    ------------
Gary O. Marino...............    350,000           23%        $12.01      6/22/11     $2,644,000      $6,699,000
Donald D. Redfearn...........    150,000           10%        $12.01      6/22/11     $1,133,000      $2,871,000
Gary M. Spiegel..............     50,000            3%        $12.01      6/22/11     $  378,000      $  957,000
                                  50,000            3%        $11.40     10/25/11     $  358,000      $  908,000
Bennett Marks................     30,000            2%        $12.01      6/22/11     $  227,000      $  574,000
W. Graham Claytor III........         --           --         $   --           --     $       --      $       --
Marinus van Onselen..........     30,000            2%        $12.01      6/22/11     $  227,000      $  574,000

OPTION EXERCISES AND VALUES FOR 2001

     The table below sets forth the following information with respect to stock options held by the named executive officers at December 31, 2001:

     - the number of shares of common stock acquired upon exercise of options during 2001;

     - the aggregate dollar value realized upon the exercise of those options;

     - the total number of exercisable and nonexercisable stock options held at December 31, 2001; and

     - the aggregate dollar value of in-the-money exercisable options at December 31, 2001.

                                                                           NUMBER OF SECURITIES
                                                                          UNDERLYING UNEXERCISED       VALUE OF UNEXERCISED IN-
                                              SHARES                      OPTIONS AT DECEMBER 31,        THE-MONEY OPTIONS AT
                                             ACQUIRED        VALUE                2001(#)               DECEMBER 31, 2001($)(1)
                                                ON         REALIZED     ---------------------------   ---------------------------
NAME                                        EXERCISE(#)       ($)       EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                                        -----------   -----------   -----------   -------------   -----------   -------------
Gary O. Marino............................    282,500     $2,833,680      783,333        416,667      $4,121,665     $1,576,835
Donald D. Redfearn........................    105,000     $  925,766      158,889        154,444      $  775,920     $  571,710
Gary M. Spiegel...........................         --     $       --       63,891         86,109      $  358,700     $  327,300
Bennett Marks.............................     15,000     $  123,505       28,333         36,667      $  179,600     $  190,000
W. Graham Claytor III.....................         --     $       --       70,166         16,834      $  563,254     $  108,703
Marinus van Onselen.......................         --     $       --       36,667         33,333      $  182,600     $  128,050

---------------

(1) The closing sale price of our common stock on December 31, 2001 as reported by NASDAQ National Market was $14.46 per share. Value is calculated by multiplying (a) the difference between $14.46 and each option exercise price by (b) the number of shares of our common stock underlying the option.

  AUDIT COMMITTEE REPORT -- COMPENSATION COMMITTEE REPORT -- PERFORMANCE GRAPH

     The following Report of the Audit Committee and the Report of the Compensation Committee and the Performance Graph included elsewhere in this proxy statement do not constitute soliciting material and should not be deemed filed or incorporated by reference into any of our other filings under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent we specifically incorporate the reports or the performance graph by reference in that filing.

                         REPORT OF THE AUDIT COMMITTEE

     Each of the members of the Audit Committee is a non-employee member of our Board of Directors and two of the members, Richard Rampell, the Audit Committee's chairman, and John Sullivan, are independent from our management as required by the rules of the New York Stock Exchange. The third member, Douglas Nichols, may not be independent due to transactions entered into in prior years between us and First London Securities Corporation, a company of which Mr. Nichols is President and principal shareholder. Our Board of Directors made the determination that Mr. Nichols' membership on the Audit Committee is required in the best interests of our company and our stockholders due to his extensive experience with accounting concepts and procedures. The Board of Directors has adopted a written charter for the Audit Committee as required by the rules of the Securities and Exchange Commission. The Audit Committee oversees our processes related to financial reporting, internal control, auditing and regulatory compliance activities on behalf of our Board of Directors. The Audit Committee also recommends to the Board of Directors the selection of independent auditors.

     Management is responsible for our financial reporting process, including our system of internal controls, and for the preparation of consolidated financial statements in accordance with generally accepted accounting principles. Our independent auditors are responsible for auditing those financial statements in accordance with generally accepted auditing standards. The Audit Committee's responsibility is to monitor and review these processes. It is not the Audit Committee's duty or responsibility to conduct auditing or accounting reviews or procedures. Audit Committee members are not employees of RailAmerica and may not be, and may not represent ourselves to be, or to serve as, accountants or auditors by profession or experts in the fields of accounting or auditing. Therefore, the Audit Committee has relied, without independent verification, on management's representation that the financial statements have been prepared with integrity and objectivity and in conformity with accounting principles generally accepted in the United States of America and on the representations of the independent auditors included in their report on our financial statements. While the Audit Committee has made inquiry of management and the independent auditors as to these matters, oversight does not provide us with an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or policies, or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, while the Audit Committee has received assurances from management and the independent auditors, its considerations and discussions with management and the independent auditors do not assure that our financial statements are presented in accordance with generally accepted accounting principles, that the audit of our financial statements has been carried out in accordance with generally accepted auditing standards or that our independent accountants are in fact "independent."

     In performing its oversight function, the Audit Committee reviewed and discussed our 2001 audited financial statements with management and the independent auditors. The Audit Committee also discussed with our independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, Communication With Audit Committees, which relates to the conduct of our audit, including our auditors' judgment about the quality of the accounting principles applied in our 2001 audited financial statements. The Audit Committee received the written disclosures and the letter from our independent auditors required by Independence Standards Board No. 1, Independence Discussions With Audit Committees, and has discussed with our auditors their independence from management and us. The Audit Committee also considered the compatibility of any nonaudit services provided by our independent auditors with their independence.

     The Audit Committee meets with our independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of our internal controls and the overall quality of our financial reporting. The Audit Committee held 4 meetings during fiscal year 2001. Based upon the reports and discussions described in this report, the Audit Committee recommended to our Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2001 for filing with the Securities and Exchange Commission.

                                               MEMBERS OF THE AUDIT COMMITTEE

                                               Richard Rampell, Chairman
                                               Douglas R. Nichols
                                               John M. Sullivan

                      REPORT OF THE COMPENSATION COMMITTEE

     The Compensation Committee has responsibility for matters related to compensation, including compensation policy, approval of salaries, bonuses and other compensation for our executive officers and administration of our various compensation and stock plans.

     Our executive compensation policy is designed to enable us to attract, motivate and retain highly qualified executive officers and reward executives for achieving financial, operating and individual objectives that produce a corresponding and direct return to our stockholders in both the long-term and the short-term. The key components of our compensation program are base salary, annual and long-term incentive bonus awards and equity participation in the form of stock options. In arriving at specific levels of compensation for executive officers, the Compensation Committee has relied on the recommendations of management, measurement of our performance through a comparison of benchmarks against a business plan that has been previously approved by the Board of Directors, consultation with an outside, independent management compensation consulting firm and the experience of committee members and their knowledge of compensation paid by other similar transportation companies.

     The Compensation Committee also seeks to ensure that an appropriate relationship exists between executive pay and corporate performance. Executive officers are also entitled to customary benefits generally available to all of our employees, including group medical, dental, and life insurance and our 401(k) plan and Stock Purchase Plan. We have employment agreements with Gary O. Marino, our Chairman, Chief Executive Officer and President, Donald D. Redfearn, our Chief Administrative Officer, Executive Vice President and Secretary, Gary
M. Spiegel, our Executive Vice President and Chief Operating Officer -- North America Rail Group and Marinus van Onselen, the Chief Executive Officer of Freight Australia, to provide them with the employment security and severance deemed necessary by the Compensation Committee to retain them.

COMPONENTS OF EXECUTIVE COMPENSATION

     BASE SALARY. In addition to complying with the requirements of the employment agreement of Mr. Marino, Mr. Redfearn, Mr. Spiegel and Mr. van Onselen, compensation for each of the executive officers for 2001 was based on the executive's duties and responsibilities, our performance, both financial and otherwise, and the success of the executive in developing and executing our marketing, financing and strategic plans, as appropriate. With the exception of Mr. Marino, salaries for each of the executive officers was based upon recommendations by Mr. Marino, subject to the review and approval of our Board of Directors. Mr. Marino's agreement and salary was determined by our Board of Directors in consultation with an outside, independent management compensation consulting firm.

     ANNUAL BONUS. Executive officers receive an annual cash bonus based on the degree of achievement of our financial and other objectives and the degree of achievement by each such officer of his or her individual objectives as approved by the Compensation Committee. Performance of each executive officer is measured against an approved business plan that is adopted each year by our Board of Directors at the beginning of the year. The benchmarks measured by our Board of Directors in making its determination are earnings per share, return on equity, operating income, return on assets and acquisitions.

     LONG TERM INCENTIVE PLAN. In 2001, the Compensation Committee implemented the Long Term Incentive Program, or LTIP. Certain executive officers can earn additional compensation awards at the end of a three-year cycle. Performance is measured against predetermined earnings per share targets for the three years, and the awards are payable to participants 50% in cash and 50% in our common stock.

     STOCK OPTIONS. Equity participation is a key component of our executive compensation program. Stock options are granted to executive officers primarily based on the officer's actual and expected contribution to our development. Options are designed to retain executive officers and motivate them to enhance stockholder value by aligning their financial interests with those of our stockholders. Stock options provide an effective incentive for management to create stockholder value over the long-term since the option value depends on appreciation in the price of our common stock over a number of years. With the exception of Mr. Marino, the number of options received by each executive officer is based upon recommendation by Mr. Marino and consultations by the Board of Directors with the management compensation consulting firm described above.

                                       MEMBERS OF THE COMPENSATION COMMITTEE

                                       Ferd. C. Meyer, Jr., Chairman
                                       William G. Pagonis
                                       Charles Swinburn

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The membership of the Compensation Committee of our Board of Directors in 2001 consisted of Ferd. C. Meyer, Jr., William G. Pagonis and Charles Swinburn. No member of the Compensation Committee is now or ever was an officer or an employee of ours. No executive officer of ours serves as a member of the Compensation Committee of our Board of Directors of any entity one or more of whose executive officers serves as a member of our Board of Directors or Compensation Committee. There were no Compensation Committee interlocks during fiscal 2001.

PERFORMANCE GRAPH

     The Securities and Exchange Commission requires us to present a line graph comparing cumulative stockholder returns on an indexed basis with the Total Return Index for the NASDAQ Stock Market (U.S. and foreign) or another broad-based index, and either a nationally-recognized industry standard or a group of peer companies selected by us. We have selected, for purposes of this comparison, NASDAQ Trucking and Transportation Stocks. The graph is to present the shorter of five years or the period our common stock has been registered under Section 12 of the Securities Exchange Act of 1934. The graph assumes that $100 was invested on December 31, 1996 in each of our common stock, the Total Return Index for the NASDAQ Stock Market (U.S. and foreign) and the peer group consisting of NASDAQ Trucking and Transportation Stocks, and that all dividends were reinvested.

                COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURNS

                             PERFORMANCE GRAPH FOR
                               RAILAMERICA, INC.

               PRODUCED ON 4/12/2002 INCLUDING DATA TO 12/31/2001

                              (PERFORMANCE GRAPH)

-------------------------------------------------------------------------------------------------------
                            12/31/1996   12/31/1997   12/31/1998   12/31/1999   12/29/2000   12/31/2001
-------------------------------------------------------------------------------------------------------
 RailAmerica, Inc.            134.5        177.6        284.5        286.2        216.4        296.6
 Nasdaq Stock Market (US
  & Foreign)                  122.4        149.4        206.9        385.8        282.7        150.0
 Nasdaq Trucking &
  Transportation Stocks       110.4        141.3        127.1        122.8        111.6        118.6
 SIC 3700 - 3799,
 4200 - 4299,
 4400 - 4599, 4700 - 4799
 US & Foreign

---------------

Notes:

A. The lines represent monthly index levels derived from compounded daily returns that include all dividends.

B. The indexes are reweighted daily, using the market capitalization on the previous trading day.

C. If the monthly interval, based on the fiscal year-end, is not a trading day, the preceding trading day is used.

D. The index level for all series was set to $100.0 on 12/31/1996.

                              CERTAIN TRANSACTIONS

     During 1997, we sold substantially all of the assets of our wholly-owned subsidiary, Gettysburg Railway, to a company owned by Mr. John Marino. The sale price was $1.45 million, which consisted of cash in the amount of $300,000, an $800,000 promissory note bearing interest at 8.5% per annum due June 30, 1998 and a $350,000 mortgage note bearing interest at 8.5% per annum, which calls for monthly payments of $3,037, and has a maturity date of June 30, 2003. The principal and accrued interest on the $800,000 promissory note were repaid in February 2001.

     In connection with Gary Marino's former employment agreement with us, Mr. Marino acquired shares of our common stock, the consideration for which was a promissory note issued by Mr. Marino to us. So long as Mr. Marino remained employed as our Chief Executive Officer, the note was forgiven and the stock was granted. This note has been fully satisfied as of the end of 2000. See "Executive Compensation".

     We believe that the transactions described above were on terms comparable to these that might have been obtained from unaffiliated parties.

                                 OTHER BUSINESS

     Our Board of Directors knows of no other business to be brought before the annual meeting. If, however, any other business should properly come before the annual meeting, the persons named in the accompanying proxy will vote proxies as in their discretion they may deem appropriate, unless they are directed by a proxy to do otherwise.

                              INDEPENDENT AUDITORS

     We intend to retain PricewaterhouseCoopers LLP as our independent auditors for 2002. PricewaterhouseCoopers LLP has served as our independent auditors since prior to our initial public offering in 1992.

     Representatives of PricewaterhouseCoopers LLP will attend the meeting and will be available to respond to questions from our stockholders. The representatives do not intend to make a statement.

     The fees billed by PricewaterhouseCoopers LLP for services rendered to us and our subsidiaries in 2001 were as follows:

  Audit Fees

     For the audit of our annual financial statements for the fiscal year ended December 31, 2001, $393,000.

  Financial Information Systems Design and Implementation Fees

     For financial information systems design and implementation for the fiscal year ended December 31, 2001, $0.00.

  All Other Fees

     For audit-related fees for fiscal year ended December 31, 2001, $170,000. These amounts are primarily for audits of benefit plans, issuance of consents, and consultations on accounting and reporting issues. All other fees, which were primarily for assistance in due diligence on acquisitions and tax services, $759,000.

     The Audit Committee believes that the provision of the services described under "All Other Fees" above was compatible with maintaining
PricewaterhouseCoopers LLP's independence from us or our management.

                  INFORMATION CONCERNING STOCKHOLDER PROPOSALS

     Stockholders interested in presenting a proposal for consideration at our 2003 annual meeting of stockholders may do so by following the procedures prescribed in Rule 14a-8 under the Securities Exchange Act of 1934 and our Bylaws. To be eligible for inclusion in our proxy statement and form of proxy relating to the meeting, stockholder proposals must be received by our Corporate Secretary no later than January 1, 2003. Any stockholder proposal submitted other than for inclusion in our proxy materials for that meeting must be delivered to us no later than January 1, 2003, or that proposal will be considered untimely. If a stockholder proposal is received after March 17, 2003, we may vote in our discretion as to the proposal all of the shares for which we have received proxies for the 2003 annual meeting of stockholders.

                                            By order of the Board of Directors

                                            /s/ Gary O. Marino
                                            GARY O. MARINO
                                            Chairman of the Board, Chief
                                            Executive Officer and President

Boca Raton, Florida
April 30, 2002

                                RAILAMERICA, INC.
                        5300 BROKEN SOUND BOULEVARD, N.W.
                            BOCA RATON, FLORIDA 33487

      THIS PROXY IS SOLICITED ON BEHALF OF THE COMPANY'S BOARD OF DIRECTORS

                                  COMMON STOCK

         The undersigned holder of Common Stock of RailAmerica, Inc., a Delaware corporation (the "Company"), hereby appoints Gary O. Marino and Donald D. Redfearn, and each of them, as proxies for the undersigned, each with full power of substitution, for and in the name of the undersigned to act for the undersigned and to vote, as designated below, all of the shares of Common Stock of the Company that the undersigned is entitled to vote at the 2002 Annual Meeting of Stockholders of the Company, to be held at the Boca Raton Marriott, 5150 Town Center Circle, Boca Raton, Florida 33486, on Thursday, June 20, 2002, at 10:00 a.m., local time, or at any adjournments or postponements thereof.

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF ALL THE DIRECTOR NOMINEES LISTED IN PROPOSAL (1) SET FORTH BELOW.

         PROPOSAL 1.       Election of Donald D. Redfearn, Charles Swinburn and
                           Ferd. C. Meyer, Jr. as Class I Directors of the
                           Company.

                           [ ] VOTE FOR all nominees listed above, except vote withheld from the following nominee(s) (if any).

                           [ ] VOTE WITHHELD from all nominees.

                           In their discretion, the proxies are authorized to vote upon such other business as may properly come before the 2002 Annual Meeting, or at any adjournments or postponements thereof.

                               (SEE REVERSE SIDE)

                           (CONTINUED FROM OTHER SIDE)

         THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR" ALL OF THE PROPOSALS.

         The undersigned hereby acknowledges receipt of (i) the Notice of Annual Meeting, (ii) the Proxy Statement and (iii) the Company's 2001 Annual Report to Stockholders.

                           Dated:       , 2002


                           -----------------------------------------------------
                           (Signature)



                           -----------------------------------------------------
                           (Signature if held jointly)

                           IMPORTANT: Please sign exactly as your name appears hereon and mail it promptly even though you may plan to attend the meeting. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

PLEASE MARK, SIGN AND DATE THIS PROXY CARD AND PROMPTLY RETURN IT IN THE ENVELOPE PROVIDED. NO POSTAGE NECESSARY IF MAILED IN THE UNITED STATES.